UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Valeant Pharmaceuticals International

(Exact name of registrant as specified in its charter)

Delaware	33-0628076

(State of incorporation or organization)	(I.R.S. Employer
Identification No.)

3300 Hyland Avenue
Costa Mesa, California	92626

(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:                      (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Stock, par value $.01 per share (and associated Preferred Stock Purchase Rights)	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

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Item 1. Description of Registrant’s Securities to be Registered.

     On October 5, 2004, Valeant Pharmaceuticals International, a Delaware corporation (the “Registrant”), amended the Rights Agreement, dated as of November 2, 1994 (the “Rights Agreement”), by and between the Registrant and American Stock Transfer & Trust Company, as Rights Agent. The description of the Rights contained herein is qualified in its entirety by the Rights Agreement, which was filed as Exhibit 4.3 to the Registrant’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “SEC”) on November 10, 1994 and is incorporated herein by reference and Amendment No. 1 to the Rights Agreement, dated as of October 5, 2004 (“Amendment No. 1”), by and between the Registrant and American Stock Transfer & Trust Company, as Rights Agent, which is filed herewith and incorporated herein by reference as Exhibit 4.2. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Rights Agreement. The terms of the Rights under the Rights Agreement prior to such amendment were described in Amendment No. 2 to the Registrant’s Form 8-A.

     Amendment No. 1 amends the Rights Agreement to, among other things: (i) generally defer the occurrence of a Distribution Date until ten days after a Stock Acquisition Date; (ii) eliminate public announcement of an intention to commence a tender or exchange offer as a Distribution Date trigger; (iii) eliminate the 60-day limitation on exercisability of the Rights after an Acquiring Person becomes such; (iv) extend the Final Expiration Date of the Rights to November 1, 2009; (v) extend the period during which the Rights may be redeemed following the occurrence of a Stock Acquisition Date; and (vi) increase the exercise price of the Rights to $100 per right, subject to adjustment.

     Item 2. Exhibits.

3.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-Q for the quarter ended September 30, 2003, filed with the SEC on November 12, 2003).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement No. 333-88040 on Form S-3, filed with the SEC on May 10, 2002).

4.1	Form of Rights Agreement, dated as of November 2, 1994, by and between Valeant Pharmaceuticals International and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form 8-A, filed with the SEC on November 10, 1994).

4.2	Amendment No. 1 to Rights Agreement, dated as of October 5, 2004, by and between Valeant Pharmaceuticals International and American Stock Transfer & Trust Company, as Rights Agent.

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SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: October 6, 2004	VALEANT PHARMACEUTICALS INTERNATIONAL
	By:	/s/ Bary G. Bailey
		Name:	Bary G. Bailey
		Title:	Executive Vice President, Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
3.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-Q for the quarter ended September 30, 2003, filed with the SEC on November 12, 2003).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement No. 333-88040 on Form S-3, filed with the SEC on May 10, 2002).

4.1	Form of Rights Agreement, dated as of November 2, 1994, by and between Valeant Pharmaceuticals International and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form 8-A, filed with the SEC on November 10, 1994).

4.2	Amendment No. 1 to Rights Agreement, dated as of October 5, 2004, by and between Valeant Pharmaceuticals International and American Stock Transfer & Trust Company, as Rights Agent.

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